Exhibit 99.1

FOR IMMEDIATE RELEASE December 9th, 2019

SORRENTO Announces new board member

SAN DIEGO, December 9th, 2019/GlobeNewswire/ -- Sorrento Therapeutics, Inc. (Nasdaq: SRNE, "Sorrento") announced today that Mr. Edgar Lee has been appointed to its Board of Directors. Mr. Lee is currently a Managing Director at Oaktree Capital Management. Mr. Lee founded and was the portfolio manager of Oaktree’s $5.5bn Strategic Credit strategy. He was also the Chief Executive Officer and Chief Investment Officer of Oaktree’s three business development companies (BDCs) including Oaktree Specialty Lending (Nasdaq: OCSL) and Oaktree Strategic Income Corporations (Nasdaq: OCSI). Prior to joining Oaktree in 2007, Mr. Lee worked at UBS Investment Bank in Los Angeles and Lehman Brothers in New York. He received a B.A. degree in economics from Swarthmore College and his master’s degree from Harvard University. Mr. Lee serves as a director of Neo Performance Materials (TSX: NEO) and previously served on the boards of Nine Entertainment (ASX: NEC) and Charter Communications (Nasdaq: CHTR).

Dr. Henry Ji, Chairman and CEO, commented “We are very excited to have Edgar to join our board. He brings not only deep knowledge in capital markets and innovative financing but also practical expertise in strategic planning in biopharma industry.”

Mr. Lee stated “Sorrento has a highly unique portfolio of valuable assets and a team of incredibly talented and innovative scientists. I have tremendous respect for Henry and the other board members and I am honored to have the opportunity to work with them.”

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to turn malignant cancers into manageable and possibly curable diseases. Sorrento's multimodal multipronged approach to fighting cancer is made possible by its’ extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), antibody-drug conjugates (“ADC”) as well CAR-T and oncolytic virus (“Seprehvir®”).

Sorrento's commitment to life-enhancing therapies for cancer patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) RTX and ZTlido®. RTX is completing a phase IB trial in terminal cancer patients. ZTlido® was approved by US FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com

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Media and Investor Relations

Contact: Alexis Nahama, SVP Corporate Development

Telephone: 1.858.203.4120

Email: mediarelations@sorrentotherapeutics.com

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ZTlido® and G-MAB™ are trademarks owned by Scilex Pharmaceuticals Inc. and Sorrento, respectively.

Seprehvir®, is a registered trademark of Virttu Biologics Limited, a wholly-owned subsidiary of TNK Therapeutics, Inc. and part of the group of companies owned by Sorrento Therapeutics, Inc.

All other trademarks are the property of their respective owners.

© 2019 Sorrento Therapeutics, Inc. All Rights Reserved.